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                                                                 EXHIBIT 99(b)

                                FIRST AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

     This First Amendment to Employment Agreement (the "Amendment") dated April _____, 1998 by and among Sharps Compliance, Inc., a Texas corporation, with its principle offices located at 8928 Kirby Drive, Houston, Texas 77054 (hereinafter referred to as "Employer"), and Dr. Burt Kunik, a resident of Harris County, Texas (hereinafter referred to as "Employee"), and hereby amends that certain Employment Agreement entered into effective the 1st day of January, 1998 by and between Employer and Employee (the "Agreement").

                              W I T N E S S E T H

     WHEREAS, Employer and Employee have previously entered into that certain Agreement;

     WHEREAS, Employer and Employee hereby desire to amend the Agreement in accordance with those terms and conditions provided herein by entering into this Amendment.

     THEREFORE, in consideration of the covenants mutual benefits contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intend to be legally bound, hereby agree as follows:

     1. Amendment to Article 2 of the Agreement. Article II TERMS OF EMPLOYMENT is hereby amended to read in its entirety as follows:

                                  "Article II
                              TERMS OF EMPLOYMENT

               The term of AGREEMENT, shall commence on the effective date and continue for a period of three (3) years thereafter, except if terminated as provided herein. This Agreement is subject to earlier termination as hereinafter provided."

     2. Amendment to Section 3.3 of the Agreement. Section 3.3 of the Agreement is hereby amended to read in its entirety as follows:

               "3.3 EMPLOYEE LOAN REPAYMENT. In connection with that certain loan in the principal amount of $400,000.00 owed by Employee to the Company, the Company shall be obligated to pay to Employee, each year, during the term of this Agreement an annual cash bonus or agree to forgive an amount equal to (i) one-fifth (1/5) of the total and outstanding principal and interest owed by Employee to the Company



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     for years one (1) and two (2) and (ii) three-fifths (3/5) of the total and outstanding principal and all accrued interest owed by Employee to the Company in year three (3). The bonus or forgiveness required under this
     Section 3.3 shall be paid or acknowledged no later than December 31, of each year, beginning in 1998 with the last year's bonus issued no later than December 31, 2000."

3. Amendment to Article 4 of the Agreement. Article 4 of the Agreement is hereby amended to delete all references to any extensions beyond the initial three year term. Therefore all words relating to "... then in effect (without giving effect to any further extensions thereof under Article 2 hereof) ..." are deleted in Sections 4.1, 4.2, 4.6(a)(2), and any other place it may be found, and no longer considered in the interpretation of any provision of
Article 4.

4. Counterpart Execution. This Amendment may be executed by the parties hereto in multiple counterparts. It shall not be necessary that the signatures of the parties appear on the same counterparts.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

6. Enforceability of Remaining Provision. All other provisions of the Agreement shall remain in full force and effect and any inconsistencies between this Amendment and the Agreement shall be construed in favor of this Amendment.

Executed as of the date first written above.


                                   COMPANY: SHARPS COMPLIANCE, INC.

                                   By:        /s/ JOHN DALTON
                                      -----------------------------------
                                   Printed Name:  John Dalton
                                                -------------------------
                                   Title:     Board of Director
                                         --------------------------------

                                   EMPLOYEE: DR. BURT KUNIK

                                         /s/ Dr. Burt Kunik
                                   --------------------------------------
                                             Dr. Burt Kunik




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